Filed Pursuant to Rule 424(b)(3)

Registration No.333-132911

1,570,000 Units	Pricing Date	November 28, 2007
Merrill Lynch Long Short NotesSM	Settlement Date	December 5, 2007
Linked to the Select Sectors/Dow Jones U.S. Select	Maturity Date	June 5, 2009
Telecommunications Long Short Index—Series XVII	CUSIP No.	59022Y550
Due June 5, 2009
$10 principal amount per unit
Term Sheet No. 2903

Merrill Lynch & Co., Inc.

•       Exposure to changes in the level of a composite index consisting of a leveraged long position in the Dow Jones U.S. Select Telecommunications Index and the Consumer Staples Select Sector Index and a short position in the Energy Select Sector Index and the Consumer Discretionary Select Sector Index (the “Composite Index”)

•       A maturity of 18 months

•       1-to-1 downside exposure to decreases in the level of the Composite Index

•       Subject to early redemption if the closing level of the Composite Index is equal to or less than 50

•       No listing on any securities exchange

•       No periodic interest payments

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement LS-1.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate, First Republic Securities Company, LLC, is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$15,700,000
Underwriting discount (1)	$.20	$314,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$15,386,000

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more will be $9.95 per unit and $.15 per unit, respectively. The foregoing pricing description will apply to any single transaction by an individual investor.

“Merrill Lynch Long Short NotesSM” is a registered service mark of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500®”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee.

“Dow Jones” and “Dow Jones Indexes” are service marks of Dow Jones & Company, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

November 28, 2007

Summary

The Merrill Lynch Long Short NotesSM Linked to the Select Sectors/Dow Jones U.S. Select Telecommunications Long Short Index—Series XVII due June 5, 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) designed for investors seeking exposure to leveraged long positions in the Dow Jones U.S. Select Telecommunications Index and the Consumer Staples Select Sector Index and short positions in the Energy Select Sector Index and the Consumer Discretionary Select Sector Index.

The Select Sectors/Dow Jones U.S. Select Telecommunications Long Short Index—Series XVII (the “Composite Index”) reflects a leveraged long position equal to 150% of the initial level of the Composite Index, distributed initially on an equally weighted basis (i.e., 75% per index) between the Dow Jones U.S. Select Telecommunications Index and the Consumer Staples Select Sector Index (together, the “Long Components”), and a short position equal to 50% of the initial level of the Composite Index, distributed initially on an equally weighted basis (i.e., 25% per index) between the Energy Select Sector Index and the Consumer Discretionary Select Sector Index (together, the “Short Components” and each Long Component or Short Component, an “Index Component”).

Investors will receive a return on their investment if the level of the Composite Index increases from the Starting Value of the Composite Index, determined on November 28, 2007, the date the Notes were priced for initial sale to the public (the “Pricing Date”), to the Ending Value of the Composite Index, determined on the Calculation Days shortly prior to the maturity date of the Notes, unless redeemed by us as indicated below. Investors must be willing to forego interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes.

Terms of the Notes	Determining Payment for the Notes

Merrill Lynch Long Short NotesSM	TS-2

Hypothetical Payments at Maturity

Examples

Set forth below are six examples of Redemption Amount calculations, assuming:

•

A Starting Value for the Composite Index of 100 based upon the closing levels of the Dow Jones U.S. Select Telecommunications Index and the Consumer Staples Select Sector Index (collectively comprising the “Long Components”) and the Energy Select Sector Index and the Consumer Discretionary Select Sector Index (collectively comprising the “Short Component”) on the Pricing Date.

•

Multipliers based upon these closing levels. The Multipliers and related calculations are described in more detail in the section entitled “The Composite Index” in product supplement LS-1. You are encouraged to read that section of the product supplement in order to fully understand the examples below.

•

The closing level of the Composite Index was not equal to or less than 50 on any date before the first scheduled Calculation Day of the Calculation Period. Therefore, the Notes were not subject to early redemption.

For each Index Component, the following table sets forth the Starting Value, the Multiplier and the hypothetical closing level used to calculate the level of the Composite Index and the Redemption Amount in each of the examples below.

	Starting Value	Multiplier	Hypothetical Closing Levels
Index			Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Dow Jones U.S. Select Telecommunications Index	1760.23	0.04260807	1848.24	1848.24	1848.24	1460.99	1672.22	1672.22
Consumer Staples Select Sector Index	290.28	0.25837123	304.79	304.79	304.79	240.93	275.77	275.77
Energy Select Sector Index	724.02	-0.03452943	760.22	847.10	687.82	760.22	687.82	600.94
Consumer Discretionary Select Sector Index	342.43	-0.07300762	359.55	400.64	325.31	359.55	325.31	284.22

Composite Index	100.00		105.00	99.00	110.00	72.00	95.00	101.00

Redemption Amount per unit			$10.50	$9.90	$11.00	$7.20	$9.50	$10.10

Example 1 – The level of each Index Component has increased by 5%:

Redemption Amount (per unit)=	$10 ×	(105)	= $10.50
100

Example 2 – The level of each Long Component has increased by 5% and the level of each Short Component has increased by 17%:

Redemption Amount (per unit)=	$10 ×	(99)	= $9.90
100

Example 3 – The level of each Long Component has increased by 5% and the level of each Short Component has decreased by 5%:

Redemption Amount (per unit)=	$10 ×	(110)	= $11.00
100

Example 4 – The level of each Long Component has decreased by 17% and the level of each Short Component has increased by 5%:

Redemption Amount (per unit)=	$10 ×	(72)	= $7.20
100

Example 5 – The level of each Index Component has decreased by 5%:

Redemption Amount (per unit)=	$10 ×	(95)	= $9.50
100

Example 6 – The level of each Long Component has decreased by 5% and the level of each Short Component has decreased by 17%:

Redemption Amount (per unit)=	$10 ×	(101)	= $10.10
100

Merrill Lynch Long Short NotesSM	TS-3

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values:

•	the percentage change from the Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date for each Note;
•	the pretax annualized rate of return to holders of the Notes; and
•

the pretax annualized rate of return on an investment in the applicable long and short positions in the stocks underlying the Index Components (the “Component Stocks”), which includes an assumed aggregate dividend yield for those stocks, as more fully described in the notes to the table below.

This table assumes that the closing level of the Composite Index is not equal to or less than 50 on any date before the first scheduled Calculation Day of the Calculation Period. Therefore, the Notes were not subject to early redemption.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Pretax annualized rate of return on the Notes (1)(2)	Pretax annualized rate of return of the Component Stocks (1)(2)(3)
60.00	-40.00%	$6.00	-31.29%	-26.23%
70.00	-30.00%	$7.00	-22.40%	-18.82%
80.00	-20.00%	$8.00	-14.32%	-11.62%
90.00	-10.00%	$9.00	-6.90%	-4.58%
100.00 (4)	0.00%	$10.00	0.00%	2.34%
110.00	10.00%	$11.00	6.45%	9.14%
120.00	20.00%	$12.00	12.52%	15.85%
130.00	30.00%	$13.00	18.26%	22.48%
140.00	40.00%	$14.00	23.71%	29.05%

(1)	The annualized rates of return are calculated on a semiannual bond equivalent basis.

(2)	These yields assume an investment term from December 5, 2007 to June 5, 2009, the term of the Notes.

(3)	This yield assumes:

(a)	a percentage change in the aggregate price of the long stock positions and the short stock positions which results in an aggregate percentage change in those positions that equals the percentage change in the Composite Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 2.06% for the stocks included in the Dow Jones U.S. Select Telecommunications Index, 2.32% for the stocks included in the Consumer Staples Select Sector Index, 2.51% for the stocks included in the Energy Select Sector Index and 1.39% for the stocks included in the Consumer Discretionary Select Sector Index, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index Components (dividends paid on stocks included in the Long Component will increase this rate of return while dividends paid on stocks included in the Short Component will decrease this rate of return) at the end of each quarter assuming the aggregate dividends payable increases or decreases linearly from the level of such Index Component on the Pricing Date to the percentage change required to arrive at the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses or margin charges.

(4)	This is the Starting Value.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Merrill Lynch Long Short NotesSM	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluation of the merits of an investment linked to the Composite Index.

•	Your return will not reflect the return of owning the Component Stocks.

•	The long and short positions of the Index Components will have a substantial effect on the level of the Composite Index, and in turn, the value of the Notes.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

•	The respective publishers of the Index Components may adjust such Index Components in a way that affects their levels, and these respective publishers have no obligation to consider your interests.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Amounts payable on the Notes may be limited by state law.

•	Purchases and sales by us and our affiliates may affect your return on the Notes.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Notes if:

•	You anticipate that the level of the Composite Index will appreciate from the Starting Value to the Ending Value.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Composite Index decreases from the Starting Value to the Ending Value.

•	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You want exposure to the Index Components with no expectation of dividends or other benefits or owning the Component Stocks.

•	You are willing to accept that a trading market for the Notes is not expected to develop for the Notes.

The Notes may not be appropriate investments for you if:

•

You anticipate that the level of the Composite Index will depreciate from the Starting Value to the Ending Value or that the level of the Composite Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the Component Stocks.

•	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate, First Republic Securities Company, LLC, acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

Merrill Lynch Long Short NotesSM	TS-5

The Composite Index

The Composite Index is designed to allow investors to participate in the percentage change in the value of leveraged long positions in the Dow Jones U.S. Select Telecommunications Index and the Consumer Staples Select Sector Index (collectively comprising the “Long Components”) and short positions in the Energy Select Sector Index and the Consumer Discretionary Select Sector Index (collectively comprising the “Short Components”), the four indices comprising the Composite Index, from the Starting Value to the Ending Value of the Notes. The Index Components are described in the section below. Each Index Component was assigned an initial weighting and that weighting reflects the initial relative contribution of that Index Component to the level of the Composite Index. The positive weighting of 150% of the initial level of the Composite Index in the Long Components can be viewed as a leveraged long position in the Long Components. The negative weighting of 50% of the initial level of the Composite Index in the Short Components can be viewed as a short position in the Short Components.

The respective publishers of the Index Components have no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of Merrill Lynch & Co., Inc. or of holders of the Notes into consideration for any reason. These respective publishers will not receive any of the proceeds of the offering of the Notes and are not responsible for, and have not participated in, the offering of the Notes and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes. All disclosure contained in this term sheet regarding any Index Component, including with limitation, its make-up, method of calculation and changes in components has been derived from publicly available information prepared by the distributor of the Index Component. Neither Merrill Lynch & Co., Inc. nor MLPF&S have independently verified the accuracy or completeness of that information.

For more information on the Composite Index, please see the section entitled “The Composite Index” in the product supplement LS-1.

On the Pricing Date, for each Index Component, the weighting, closing level, Multiplier and initial Composite Index contribution were as follows:

Index Components	Bloomberg Symbol	Initial Weighting	Closing Level (1)	Multiplier (2)	Composite Index Contribution

Dow Jones U.S. Select Telecommunications Index	DJSTEL	75.00%	1760.23	0.04260807	75.00

Consumer Staples Select Sector Index	IXR	75.00%	290.28	0.25837123	75.00

Energy Select Sector Index	IXE	-25.00%	724.02	-0.03452943	-25.00

Consumer Discretionary Select Sector Index	IXY	-25.00%	342.43	-0.07300762	-25.00

Starting Value:					100.00

(1)	This was the closing level of the Index Component on the Pricing Date.

(2)	The Multiplier equals the weighting of the Index Component (as a percentage) multiplied by 100, and then divided by the closing level of that Index Component on the Pricing Date and rounded to eight decimal places.

While historical information on the Composite Index did not exist before the Pricing Date, the following graph sets forth the hypothetical historical performance of the Composite Index in the period from January 2002 through October 2007, based upon historical levels of each Index Component, the Multipliers and a Composite Index level of 100 on the Pricing Date. This hypothetical historical data on the Composite Index is not necessarily indicative of the future performance of the Composite Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Composite Index during any period set forth below is not an indication that the Composite Index is more or less likely to increase or decrease at any time over the term of the Notes.

Merrill Lynch Long Short NotesSM	TS-6

The Index Components

The Long Component — The Dow Jones U.S. Select Telecommunications Index

All disclosure contained in this term sheet regarding the Composite Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Dow Jones & Company, Inc. (“Dow Jones”) as stated in these sources and these policies are subject to change at the discretion of Dow Jones. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

Dow Jones U.S. Select Sector Indices

Dow Jones U.S. Select Sector Indices measure precise, narrowly defined sectors of the U.S. stock market. To be included in the indices, stocks must meet minimum size requirements based on market capitalization. Component weights are capped for diversification.

Index Universe

The universe for each index includes all common stocks of companies in the Dow Jones Wilshire 2500 that are categorized into the corresponding sector, based on Industry Classification Benchmark (ICB) definitions. Limited Partnerships are not eligible for index membership.

Review Frequency

Reviews are conducted quarterly on the Monday following the third Friday in March, June, September and December. For backtested data prior to the indices’ introduction date, reviews were conducted on the first day of the month in January, April, July and October.

Weighting

The Indices are weighed by float-adjusted market capitalization, subject to the following adjustments, which are made after the close of trading on the Wednesday prior to the quarterly review implementation.

•	The weight of any individual security is restricted to 25%.

•	The aggregate weight of individual securities with weights of 5% or more is restricted to 45%.

•	The aggregate weight of the five largest companies in the index is restricted to 65%.

Description of the Dow Jones U.S. Select Telecommunications Index

Measures providers of fixed-line and mobile telephone services. Fixed-line includes regional and long-distance carriers. Mobile includes cellular, satellite and paging services. To be included in the Dow Jones U.S. Select Telecommunications Index the company at the 90% cumulative market capitalization of the index must have a float-market capitalization of at least $75 million.

The following graph sets forth the historical performance of the Dow Jones U.S. Select Telecommunications Index in the period from January 2002 through October 2007. This historical data on the Dow Jones U.S. Select Telecommunications Index is not necessarily indicative of the future performance of the Dow Jones U.S. Select Telecommunications Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Dow Jones U.S. Select Telecommunications Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Dow Jones U.S. Select Telecommunications Index was 1760.23.

Merrill Lynch Long Short NotesSM	TS-7

License Agreement

Dow Jones does not guarantee the accuracy and/or the completeness of the Dow Jones U.S. Select Telecommunications Index or any data included in the Dow Jones U.S. Select Telecommunications Index. Dow Jones makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the Dow Jones U.S. Select Telecommunications Index or any data included in the Dow Jones U.S. Select Telecommunications Index in connection with the rights licensed under the license agreement described in this term sheet or for any other use. Dow Jones makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Dow Jones U.S. Select Telecommunications Index or any data included in the Dow Jones U.S. Select Telecommunications Index. Without limiting any of the above information, in no event shall Dow Jones have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Dow Jones and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between Dow Jones and MLPF&S provides that the following language must be stated in this term sheet:

“The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to the Licensee is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones U.S. Select Telecommunications Index, which is determined, composed and calculated by Dow Jones without regard to MLPF&S or the Notes. Dow Jones has no obligation to take the needs of MLPF&S or the owners of the Notes into consideration in determining, composing or calculating Dow Jones U.S. Select Telecommunications Index. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. SELECT TELECOMMUNICATIONS INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. SELECT TELECOMMUNICATIONS INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. SELECT TELECOMMUNICATIONS INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MLPF&S.”

Merrill Lynch Long Short NotesSM	TS-8

The Select Sector Indices

Each stock within the S&P 500 Index is categorized as a member of one of nine industry sectors. These sectors include Consumer Discretionary, Industrials, Consumer Staples, Materials, Financials, Health Care, Utilities, Energy and Technology. Each of these sectors is represented by a Select Sector Index which is calculated and maintained by the American Stock Exchange (“AMEX”). The companies included in the nine Select Sector Indexes represent all of the companies included in the S&P 500 Index.

The stocks included in each Select Sector Index are selected by MLPF&S, as index compilation agent, in consultation with Standard & Poor’s. While the assignment of each stock to its respective Select Sector Index generally corresponds to the placement of such stock in the related S&P industry sector, there is no guarantee that the Select Sector Indices will match the S&P 500 Index industry sector breakdowns.

The stocks included in each Select Sector Index are weighted based on the market-capitalization methodology of the S&P 500 Index. These weightings, however, are modified by certain diversification rules. These rules limit the weight of any one stock within a Select Sector Index, and provide for the rebalancing of such index in such case where an individual stock becomes over-weighted.

The Long Component — The Consumer Staples Select Sector Index

The Consumer Staples Index (IXR) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 Index and are involved in the development or production of consumer products. Consumer staples include cosmetic and personal care, pharmaceuticals, soft drinks, tobacco, and food products. The Consumer Staples Select Sector Index, which serves as the benchmark for the Consumer Staples Select Sector SPDR Fund (XLP), was established with a value of 250.00 on June 30, 1998.

The following graph sets forth the historical performance of the Consumer Staples Select Sector Index in the period from January 2002 through October 2007. This historical data on the Consumer Staples Select Sector Index is not necessarily indicative of the future performance of the Consumer Staples Select Sector Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Consumer Staples Select Sector Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Consumer Staples Select Sector Index was 290.28.

Merrill Lynch Long Short NotesSM	TS-9

The Short Component — The Energy Select Sector Index

The Energy Select Sector Index (IXE) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 Index and are involved in the development or production of energy products. Energy companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index, which serves as the benchmark for the Energy Select Sector SPDR Fund (XLE), was established with a value of 250.00 on June 30, 1998.

The following graph sets forth the historical performance of the Energy Select Sector Index in the period from January 2002 through October 2007. This historical data on the Energy Select Sector Index is not necessarily indicative of the future performance of the Energy Select Sector Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Energy Select Sector Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Energy Select Sector Index was 724.02.

Merrill Lynch Long Short NotesSM	TS-10

The Short Component — The Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index (IXY) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 Index and are involved in the development or production of cyclical products or the transportation industry. Cyclical and transportation products include building materials, retailers, appliances, housewares, air transportation, automotive manufacturing, shipping and trucking. The Consumer Discretionary Select Sector Index, which serves as the benchmark for the Consumer Discretionary Select Sector SPDR Fund (XLY), was established with a value of 250.00 on June 30, 1998.

The following graph sets forth the historical performance of the Consumer Discretionary Select Sector Index in the period from January 2002 through October 2007. This historical data on the Consumer Discretionary Select Sector Index is not necessarily indicative of the future performance of the Consumer Discretionary Select Sector Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Consumer Discretionary Select Sector Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Consumer Discretionary Select Sector Index was 342.43.

Merrill Lynch Long Short NotesSM	TS-11

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety to the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement LS-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Composite Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Composite Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement LS-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Composite Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Circular 230 Legend. The foregoing discussion of United States federal income tax matters contained in this term sheet (a) was not intended or written to be legal or tax advice to any person and was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax-related penalties that may be imposed on such person, and (b) was written to support the promotion or marketing of the Notes by Merrill Lynch. Each person considering an investment in the Notes should seek advice based on its particular circumstances from an independent tax advisor.

Notwithstanding anything to the contrary contained herein, each prospective investor (and each employee, representative, or other agent of each prospective investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Notes and all materials of any kind that are provided to the prospective investor relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions between Merrill Lynch or its representatives and each prospective investor regarding an investment in the Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement LS-1.

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, included as Exhibit 99.1 in the Current Report on Form 8-K dated November 13, 2007 (“November 13, 2007 Form 8-K”) and the related financial statement schedule included in the Merrill Lynch & Co., Inc.’s Form 10-K for the year ended December 29, 2006 are incorporated in this term sheet by reference, and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, the three-month and six-month periods ended June 29, 2007 and June 30, 2006, and the three-month and nine-month periods ended September 28, 2007 and September 29, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports for the quarters ended March 30, 2007, included as Exhibit 99.3 in the November 13, 2007 Form 8-K, June 29, 2007, included as Exhibit 99.2 in the November 13, 2007 Form 8-K, and September 28, 2007 included in ML&Co.’s Quarterly Reports on Form 10-Q (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement LS-1 dated October 31, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507231279/d424b2.htm

•	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Merrill Lynch Long Short NotesSM	TS-13